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                     August 29, 2022

       Willie Chiang
       Chairman and Chief Executive Officer
       Plains GP Holding, L.P.
       333 Clay Street
       Suite 1600
       Houston, TX 77002

                                                        Re: Plains GP Holdings,
L.P.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-36132

       Dear Mr. Chiang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation